                                                                   EXHIBIT 23.11

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated June 3, 2005 related to the Financial Statements of Texas Genco LLC as of December 31, 2004 and for the period from July 19, 2004 (inception) to December 31, 2004 and Texas Genco Holdings, Inc. as of and for the three years ended December 31, 2004, appearing in NRG Energy, Inc.'s current report on Form 8-K dated December 21, 2005. We also consent to the reference to us under the heading "Experts" is the Prospectus, which is part of this Registration Statement.

/S/ Deloitte & Touche LLP

Houston, Texas
December 21, 2005